1. Name and Address of Reporting Person
   Roberts, Gareth
   5100 Tennyson Parkway
   Suite 3000
   Plano, TX 75024-
2. Issuer Name and Ticker or Trading Symbol
   Denbury Resources Inc. (DNR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President/CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       03/31/2001 A             743         A      $8.8100                     D
Common Stock                       06/30/2001 A             731         A      $8.9400                     D
Common Stock                       09/30/2001 A             784         A      $8.3500                     D
Common Stock                       12/31/2001 A             924         A      $7.0800    354782           D
Common Stock                                                                              3331             I           Individual
                                                                                                                       Retirement
                                                                                                                       Account
Common Stock                                                                              138330 <F1>      I           Ashley
                                                                                                                       Petroleum
                                                                                                                       Inc.
Common Stock                                                                              1573             I           Spouse
Common Stock                                                                              655              I           Spouse's
                                                                                                                       (IRA)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $3.98                                                01/03/2010 Common                      21200    D
                                                                               Stock
Stock Option   $4.24                                                01/04/2009 Common                      71500    D
                                                                               Stock
Stock Option   $7                                                   02/22/2006 Common                      25000    D
                                                                               Stock
Stock Option   $9.28    01/02/2001 A         18700       01/02/2005 01/02/2011 Common  18700    $0.0000    18700    D
                                                                               Stock
Stock Option   $13.38                                               02/24/2007 Common                      40000    D
                                                                               Stock
Stock Option   $18.33                                               01/02/2008 Common                      16500    D
                                                                               Stock

Explanation of Responses:

<F1>
Ashley Petroleum Inc. is 100% owned by self.

SIGNATURE OF REPORTING PERSON
/s/ Gareth Roberts

DATE
01/18/2002